Exhibit 10.1

Magic Reports Record Revenue of $33 Million for the Third Quarter of 2012; Non-GAAP Operating Income for the First Nine Months Grew 36% Year Over Year to $14 Million

Company Reports Solid Cash Position with $14 Million Operating Cash Flow for the First Nine Months of 2012

Or Yehuda, Israel, November 07, 2012 – Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of software platforms for enterprise mobility, cloud applications, and business integration, announced today its financial results for the third quarter and first nine months of 2012.

Financial Highlights for the Nine-Month Period Ended September 30, 2012

•	Revenues for the first nine months of 2012 increased 9% to $90.7 million compared to $82.8 million in the same period last year.

•	Non-GAAP operating income for the first nine months of 2012 increased 36% to $13.6 million compared to $10.0 million in the same period last year; Operating income for the first nine months of 2012 increased 15% to $12.2 million compared to $10.5 million in the same period last year.

•	Non-GAAP net income for the first nine months of 2012 increased 30% to $13.1 million compared to $10.1 million in the same period last year; Net income for the first nine months of 2012 increased 12% to $11.9 million, or $0.32 per fully diluted share, compared to $10.7 million, or $0.29 per fully diluted share, in the same period last year.

•	Operating cash flow for the first nine months of 2012 totaled $14 million.

•	Total cash, cash equivalents and short-term investments as of September 30, 2012, amounted to $38.5 million, with zero debt.

Financial Highlights for the Third Quarter Ended September 30, 2012

•	Third quarter revenues increased 9% to $32.6 million compared to $30.0 million in the same period last year.

•	Non-GAAP operating income for the third quarter increased 15% to $4.6 million, compared to $4.0 million in the same period last year; Operating income for the third quarter increased 3% to $4.1 million, compared to $4.0 million in the same period last year.

•	Non-GAAP net income for the third quarter increased 13% to $4.5 million compared to $4.0 million in the same period last year; Net income for the third quarter increased 2% to $4.1 million, or $0.11 per fully diluted share, compared to $4.0 million, or $0.11 per fully diluted share, in the same period last year.

Comments of Management

“We are pleased to report record revenues and continued strong performance during the third quarter, especially in light of the challenging economic climate,” said Guy Bernstein, Chief Executive Officer of Magic Software Enterprises. “The strongest levels of growth throughout our global operations came from the US, Japanese and Israeli markets led by strong demand for our professional services.”

“Our strong cash position has allowed us to continue to add value to our shareholders by instituting a dividend policy, following which, we distributed a dividend of approximately $3.7 million (or $0.10 per share) in October for the first half of 2012,” added Mr. Bernstein.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets

•	In-process research and development capitalization and amortization

•	Equity-based compensation expense and

•	Related tax effect

Magic’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic’s results of operations in conjunction with the corresponding GAAP measures. Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises (NASDAQ: MGIC) empowers customers and partners around the globe with smarter technology that provides a multichannel user experience of enterprise logic and data.

For more information, visit www.magicsoftware.com.

Press Contact:

Tania Amar | VP Global Marketing

Magic Software Enterprises

tania@magicsoftware.com

Except for any historical information contained herein, matters discussed in this press release might include forward-looking statements that involve a number of risks and uncertainties. Regarding any financial statements, actual results might vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both locally and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in Magic's most recent annual report and other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	Unaudited		Unaudited
Revenues	32,578	29,977	90,650	82,845
Cost of Revenues	19,583	17,816	52,601	49,290
Gross profit	12,995	12,161	38,049	33,555
Research and development, net	892	758	2,134	1,578
Selling, marketing and general and
administrative expenses	7,981	7,396	23,765	21,436
Total operating costs and expenses	8,873	8,154	25,899	23,014
Operating income	4,122	4,007	12,150	10,541
Financial income (expenses), net	15	60	(183)	311
Other income, net	69	19	136	92
Income before taxes on income	4,206	4,086	12,103	10,944
Taxes on income	(25)	24	42	67
Net income	4,231	4,062	12,061	10,877
Net income attributable to non-controlling interests	(116)	(43)	(131)	(198)
Net income attributable to Magic Shareholders	4,115	4,019	11,930	10,679

Earnings per share (basic)	0.11	0.11	0.33	0.29
Earnings per share (diluted)	0.11	0.11	0.32	0.29

Number of shares used in computing earnings per share (basic)	36,541	36,339	36,485	36,241

Number of shares used in computing earnings per share (diluted)	37,062	36,954	37,129	37,058

MAGIC SOFTWARE ENTERPRISES LTD.
RECONCILIATION BETWEEN GAAP AND NON-GAAP
STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	Unaudited		Unaudited

GAAP operating income	4,122	4,007	12,150	10,541
Amortization of capitalized software and other intangible assets	1,418	1,066	4,311	2,829
Capitalization of software development	(1,131)	(1,253)	(3,344)	(3,846)
Stock-based compensation	143	139	440	447
Total adjustments to GAAP	430	(48)	1,407	(570)
Non-GAAP operating income	4,552	3,959	13,557	9,971

GAAP net income	4,115	4,019	11,930	10,679
Amortization of capitalized software and other intangible assets	1,418	1,066	4,311	2,829
Capitalization of software development	(1,131)	(1,253)	(3,344)	(3,846)
Stock-based compensation	143	139	440	447
Taxes on the above items	(62)	-	(219)	-
Total adjustments to GAAP	368	(48)	1,188	(570)
Non-GAAP net income	4,483	3,971	13,118	10,109

Non-GAAP earnings per share (basic)	0.12	0.11	0.36	0.28
Weighted average number of shares used in
computing earnings per share (basic)	36,541	36,339	36,485	36,241

Non-GAAP earnings per share (diluted)	0.12	0.11	0.35	0.27
Weighted average number of shares used in
computing earnings per share (diluted)	37,129	37,046	37,234	37,155

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	September 30,	December 31,
	2012	2011
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	37,100	28,711
Short-term bank deposits	521	2,170
Available-for-sale marketable securities	894	1,241
Trade receivables, net	27,405	24,946
Other accounts receivable and prepaid expenses	5,831	6,401
Total current Assets	71,751	63,469

LONG-TERM RECEIVABLES:
Severance pay fund	363	351
Other Long-term receivables	3,110	3,824
Total other long-term receivables	3,473	4,175

PROPERTY AND EQUIPMENT, NET	1,894	2,029
IDENTIFIABLE INTANGIBLE ASSETS AND
GOODWILL, NET	75,244	66,512

TOTAL ASSETS	152,362	136,185

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term credit and current maturities of long term
loans	-	4
Trade payables	4,403	3,545
Accrued expenses and other accounts payable	20,744	16,797
Deferred tax Liabilities	2,391	2,359
Deferred revenues	6,247	5,092
Total current liabilities	33,785	27,797

NON CURRENT LIABILITIES:
Long-term loans	26	9
Deferred tax Liabilities	659	296
Liability due to acquisition activities	-	1,350
Accrued severance pay	1,260	1,087
Total non-current Liabilities	1,945	2,742

EQUITY:
Magic Shareholders' equity	114,194	105,156
Non-controlling interests	2,438	490
Total equity	116,632	105,646

TOTAL LIABILITIES AND EQUITY	152,362	136,185